Exhibit 99.7

Exhibit 7

U.S. Bank Trust Company, National Association
Statement of Financial Condition
as of 12/31/2023

($000’s)

12/31/2023

Assets

Cash and Balances Due From Depository Institutions	$1,171,838
Securities	4,441
Federal Funds	0
Loans & Lease Financing Receivables	0
Fixed Assets	1,409
Intangible Assets	578,492
Other Assets	218,268
Total Assets	$1,974,448

Liabilities
Deposits	$0
Fed Funds	0
Treasury Demand Notes	0
Trading Liabilities	0
Other Borrowed Money	0
Acceptances	0
Subordinated Notes and Debentures	0
Other Liabilities	255,900
Total Liabilities	$255,900

Equity
Common and Preferred Stock	200
Surplus	1,171,635
Undivided Profits	546,713
Minority Interest in Subsidiaries	0
Total Equity Capital	$1,718,548

Total Liabilities and Equity Capital	$1,974,448